Exhibit 99.3

Date: January 19, 2021

Cloopen Group Holding Limited

16/F, Tower A, Fairmont Tower

33 Guangshun North Main Street

Chaoyang District, Beijing

People’s Republic of China

Re: Consent of China Insights Industry Consultancy Limited

Ladies and Gentlemen,

We, China Insights Industry Consultancy Limited, understand that Cloopen Group Holding Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of the Reports, (i) in the Registration Statement and any amendments thereto, as well as the prospectus included in the Registration Statement together with any prospectus supplement and related free writing prospectus, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail roadshows and other activities in connection with the Proposed IPO, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this consent letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of
China Insights Industry Consultancy Limited

/s/ Dion Lou
Name:	Dion Lou
Title:	Founding Partner